Exhibit 5.1
Our ref JMM/280939/20990356v1
Herbalife Ltd.
PO Box 309
Ugland House
George Town
Grand Cayman, KY1-1104
Cayman Islands
3 May 2011
Dear Sirs
Herbalife Ltd. (the “Company”)
We have acted as Cayman Islands legal advisers to Herbalife Ltd. (the “Company”) a company incorporated in the Cayman Islands in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (“Form S-8”), filed with the Securities and Exchange Commission on or about 3 May 2011 under the Securities Act of 1933, as amended, (the “Registration Statement”) relating to registration under the Securities Act of 1933, as amended, of 3,200,000 further common shares of par value US$0.002 per share of the Company (the “Common Shares”) for purchase by eligible persons under the Herbalife Ltd. Amended and Restated 2005 Stock Incentive Plan, as amended and/or restated (the “Plan”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.
1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the Certificate of Incorporation and Certificate of Incorporation upon Change of Name and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 1st December, 2004;

1.2	the action by unanimous written consent of the directors of the Company dated 28 February 2011 and the action by unanimous written consent of the Compensation Committee of the Company dated 27 April 2011 (together, the “Resolutions”) and the minutes of the meeting of the Compensation Committee of the Company held on 17 February, 2011, the minutes of the meetings of the directors of the Company held on 18 February 2011 and 28 April 2011 and the minutes of the annual general meeting of the shareholders of the Company held on 28 April 2011 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the Form S-8; and

1.4	a certificate from an officer of the Company, a copy of which is annexed hereto (the “Officer’s Certificate”).

2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate.
3	Opinion
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that the Common Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in accordance with the Plan, the Resolutions and the Minutes and when appropriate entries have been made in the register of members of the Company in respect thereof will be legally and validly issued and will be fully paid and non-assessable.
4	Qualifications
This opinion is subject to the following qualification and limitation that under the Companies Law (2010 Revision), as revised of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision), as revised, directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings “Exhibits” and “Exhibit Index” in the Form S-8 included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder